Exhibit 99.1
July 5, 2006
Mr. John S. Davis
President and Chief Executive Officer
EnergySouth, Inc.
2828 Dauphin Street
Mobile, AL 36606
Dear John:
     As part of your previously announced plan to retire on June 30, 2007, and to aid in an orderly transition, this will confirm the agreement between you and EnergySouth, Inc. (“EnergySouth” or the “Company”) as follows:
     1. Effective August 1, 2006, you will step down as President and Chief Executive Officer of EnergySouth and will become Vice Chairman and an advisor to the new President and Chief Executive Officer and the Board of Directors of the Company. You will continue to serve as a member of the Board of Directors of the Company until your present term expires at the annual meeting of the shareholders in January of 2007.
     2. Effective August 1, 2006, you will step down as an officer and director of each affiliate of EnergySouth which you serve in either or both capacities.
     3. You will remain employed by EnergySouth as Vice Chairman from August 1, 2006, through June 30, 2007. In your capacity as Vice Chairman, you will devote your full business time to the business of the Company. You may not engage in any other business activity, whether or not such activity is pursued for profit, without the prior written consent of the Board of Directors of the Company.
     4. From August 1, 2006, through June 30, 2007, you will (a) continue to receive your present base salary, payable in accordance with the Company’s regular payroll schedule; (b) continue to accrue benefits under The Retirement Plan for Employees of EnergySouth, Inc. and Affiliates in accordance with the terms of the Plan; (c) continue to be a participant under the Mobile Gas Service Corporation Incentive Compensation Plan dated December 4, 1992; and (d) continue to receive all fringe benefits that you presently receive.

     5. You will remain eligible to participate in EnergySouth’s Officer Incentive Compensation Plan through the fiscal year ending September 30, 2006.
     6. The Deferred Compensation Agreement dated January 26, 1996, and the Supplemental Deferred Compensation Agreement dated December 10, 1999, will remain in effect in accordance with their respective terms.
     7. You will retire effective on July 1, 2007.
     8. At the time of your retirement, all options theretofore granted to you pursuant to the 1992 Amended and Restated Stock Option Plan of EnergySouth and the 2003 Stock Option Plan of EnergySouth and then unvested will immediately become vested.
     John, on behalf of all of the members of the Board of Directors, I want to thank you for your outstanding leadership, your commitment to EnergySouth, and all of your endeavors for and on behalf the Company and its shareholders during your tenure as President and Chief Executive Officer. EnergySouth has achieved tremendous success under your leadership and we are all indebted to you.
     Please signify your agreement with the terms contained in this letter by signing below.
Sincerely,
/s/ John C. Hope
John C. Hope
Chairman of the Board of Directors
Agreed this 6th day of July, 2006:
/s/ John S. Davis

John S. Davis

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